Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-36981, No. 33-91196, No. 333-33305, No. 333-60665, No. 333-64498, No. 333-69042, No. 333-82192, No. 333-82194, No. 333-116476, No. 333-120294, No. 333-128363, No. 333-128364, and No. 333-132178 of our reports dated May 18, 2006, relating to the consolidated financial statements of Alliant Techsystems Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliant Techsystems Inc. for the year ended March 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
May 18, 2006